Exhibit 5

12 Fountain Plaza    |    Buffalo, NY 14202-2292    |    Tel 716.856.0600    |    Fax 716.856.0432

June 30, 2009

Seneca Foods Corporation

3736 South Main Street

Marion, New York 14505

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Seneca Foods Corporation, a New York corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 4,256,332 shares (the “Stockholders Shares”) of Class A common stock, par value $0.25 per share, of the Company (the “Class A common stock”), whether currently issued and outstanding or to be issued upon conversion of the Company’s (i) Class B Common Stock, par value $0.25 per share; (ii) Convertible Participating Preferred Stock; and (iii) Convertible Participating Preferred Stock, Series 2006 (collectively, the “Convertible Stock”), all of which Stockholders Shares may be sold by the selling shareholders to be set forth in one or more prospectus supplements to the Registration Statement.

In connection with rendering this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, each as amended to date; such records of the corporate proceedings of the Company as we have deemed material; the Registration Statement; and such other certificates, receipts, records, and documents as we have considered necessary for the purposes of this opinion.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

Based upon the foregoing, we are of the opinion that the Stockholder Shares that are currently outstanding are, and the Stockholder Shares issued upon conversion of the Convertible Stock will be, duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock of the Company.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York and reported judicial decisions interpreting these laws.

Seneca Foods Corporation

June 30, 2009

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Legal Matters” as counsel to the Company who have passed on the validity of the Stockholder Shares being registered by the Registration Statement and as having prepared this opinion, and to the use of this opinion as a part (Exhibit 5) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Jaeckle Fleischmann & Mugel, LLP